Exhibit 21.1

SUBSIDIARIES OF MALIBU BOATS, INC.

Name	Jurisdiction of Organization
Malibu Boats Holdings, LLC	Delaware
Malibu Boats, LLC	Delaware
Malibu Australian Acquisition Corp.	Delaware
Malibu Boats Pty Ltd.	Australia
Cobalt Boats, LLC	Delaware
Cobalt Exports, Inc.	Delaware
Cobalt Sportswear, LLC	Delaware